EXHIBIT 5.1
April 21, 2010

NexMed, Inc.
6330 Nancy Ridge Drive, Suite 103
San Diego, CA  92121

Ladies and Gentlemen:

We have acted as special Nevada counsel to NexMed, Inc., a Nevada corporation (the “Company”), in connection with the offering and sale of up to $10,000,000 of aggregate value of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to that certain Sales Agreement, dated as of April 21, 2010, between Brinson Patrick Securities Corporation and the Company (the “Sales Agreement”).  Reference is made to our opinion letter, dated as of April 8, 2010, filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-3 (File No. 333-165960) (as amended through and including the date hereof, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and declared effective by the Commission on April 16, 2010.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) to be filed on April 21, 2010 by the Company with the Commission in connection with the sale of the Shares, pursuant to the Sales Agreement, under the Registration Statement.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, as contemplated by the Sales Agreement and as described in the Registration Statement and the Prospectus Supplement. For purposes of this opinion, we have assumed such proceedings will be timely completed in the manner presently proposed, that the Shares will be issued in accordance with the terms of the Sales Agreement, the Registration Statement and the Prospectus Supplement, and that the terms of such issuances have been or will be otherwise in compliance with applicable law.

We have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for the purpose of rendering this opinion letter and we have examined originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Prospectus Supplement, the Sales Agreement, the Company’s articles of incorporation and bylaws, each as amended to date, and such other documents, agreements, instruments and corporate records as we have deemed necessary or appropriate to enable us to render the opinions expressed below.  We have also obtained from officers and other representatives of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of rendering this opinion letter.

100 City Parkway, Suite 1600 | Las Vegas, NV 89106-4614	702.382.2101 tel
Brownstein Hyatt Farber Schreck, LLP | bhfs.com	702.382.8135 fax

NexMed, Inc.
April 21, 2010

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) each document we have reviewed or which is referenced herein has been or will be duly executed and delivered by the parties thereto to the extent due execution and delivery are prerequisites to the effectiveness thereof; (ii) the obligations of each party set forth in the documents we have reviewed are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (iii) the statements of fact and representations and warranties set forth in the documents we have reviewed are true and correct; (iv) each natural person signing a document has or will have sufficient legal capacity to do so; (v) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (vi) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.

We are qualified to practice law in the State of Nevada.  The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction.  We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to any orders, consents or other authorizations or approvals as may be required by any federal laws, rules or regulations, including any federal securities laws, rules or regulations, or any state securities or “Blue Sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares are duly authorized and, when and to the extent issued and sold in exchange for payment in full to the Company of all consideration required therefor in the manner contemplated by the Sales Agreement and in accordance with the proceedings described therein and as described in the Registration Statement and the Prospectus Supplement, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon the applicable Nevada laws in effect and the facts in existence as of the date of this opinion letter.  In delivering this opinion letter to you, we assume no obligation, and we advise you that we shall make no effort, to update or supplement the opinions set forth herein, to conduct any inquiry into the continued accuracy of such opinions, or to apprise you of any facts, matters, transactions, events or occurrences taking place, and of which we may acquire knowledge, after the date of this opinion letter, or of any change in any applicable Nevada laws or any facts occurring after the date of this opinion letter, which may affect the opinions set forth herein.  No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions herein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP